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                                                                      EXHIBIT 12


                               F.N.B. CORPORATION
                       STATEMENT RE COMPUTATION OF RATIOS
                       RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                 1998           1997            1996            1995            1994

Earnings :
    Pretax income from continuing           $     47,916   $     40,162    $     32,818    $     36,432    $     26,929
      operations
    Less:  Income from equity investment           1,286            621
    Dividends from equity investment                 812            324
    Fixed charges                                104,479         93,936          86,194          83,249          66,594
    Less:  Preferred dividend requirements           757            905           1,178           1,306           1,312
                                            ------------   ------------    ------------    ------------    ------------
                                            $    151,164   $    132,897    $    117,834    $    118,375    $     92,211
                                            ============   ============    ============    ============    ============

Fixed Charges
    Interest expense                             103,385         92,664          84,736          81,660          65,043
                                            ------------   ------------    ------------    ------------    ------------
    Estimate of interest within rental               337            368             280             283             239
      expense
    Preferred dividend requirements                  757            905           1,178           1,306           1,312
                                            ------------   ------------    ------------    ------------    ------------
                                            $    104,479   $     93,936    $     86,194    $     83,249    $     66,594

Ratio of Earnings to Fixed Charges                  1.45           1.41            1.37            1.42            1.38
                                            ============   ============    ============    ============    ============
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